AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                    SONESTA BEACH RESORT LIMITED PARTNERSHIP

                        AGREEMENT OF LIMITED PARTNERSHIP

                   OF SONESTA BEACH RESORT LIMITED PARTNERSHIP

        Agreement of Limited Partnership, dated _____________, 1998, among FLORIDA SONESTA CORPORATION, a Florida corporation ("FSC"), as general partner, and KEY BISCAYNE LAND CORPORATION, a Florida corporation ("Sonesta II") and KEY BISCAYNE LIMITED PARTNERSHIP, a Florida limited partnership ("KBLP"), as limited partners.

                              PRELIMINARY STATEMENT

        The parties desire to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act, as amended, and upon the terms and subject to the conditions contained herein.

        NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and conditions hereinafter set forth, and other good and valuable consideration, the parties do hereby agree as follows:

                                    ARTICLE I

                                   Definitions

        For purposes of this Agreement, unless otherwise specifically herein provided, the following terms shall have the respective meanings indicated below. Any references in this Agreement to particular sections, articles, schedules or exhibits shall, unless expressly otherwise provided or unless the context otherwise requires, be deemed to refer to the specific sections, articles, schedules or exhibits in this Agreement. In addition, the words "hereof", "herein", "hereunder" and words of similar import refer to this Agreement as a whole, and not to any particular article.

        "Act" shall mean the Revised Uniform Limited Partnership Act of the State of Delaware, as such Act has been amended or is amended from time to time hereafter.

        "Additional Units" shall have the meaning set forth in Section 3.6.

        "Adjusted Capital Account Deficit" shall mean, with respect to any Limited Partner, the deficit balance, if any, in such Limited Partner's Capital Account as of the end of any relevant Fiscal Year, after giving effect to the following adjustments:

               (a) credit to such Capital Account any amounts which such Limited Partners are obligated or treated as obligated to restore with respect to any deficit balance in such Capital Account pursuant to Section 1.704-l(b)(2)(ii)(c) of the Regulations, or is deemed to be obligated to restore with respect to any deficit balance pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and


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               (b) debit to such Capital Account the items described in Sections
        1.704-l(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the requirements of the alternate test for economic effect contained in Section 1.704-l(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

        "Aetna Indebtedness" shall have the meaning set forth in the Contribution Agreement.

        "Affected Gain" shall have the meaning set forth in Section 4.5(b).

        "Affiliate" shall mean, as to any Partner (or as to any other person the affiliates of whom are relevant for purposes of any of the provisions of this Agreement), the affiliate of such person as determined under the Securities Act of 1933, as amended.

        "Agreement" shall mean this Agreement of Limited Partnership, as it may hereafter be amended from time to time.

        "Appraiser" shall mean such qualified real estate appraiser as the General Partner and KBLP may agree upon in writing or shall otherwise be deemed to agree upon as provided herein. In the event the General Partner and KBLP cannot agree upon a single appraiser within ten (10) business days following receipt by KBLP of notice proposing an appraiser, each of the General Partner and KBLP shall select its own appraiser within an additional ten (10) business days, and those two appraisers shall select a third appraiser within an additional ten (10) business days. If the two appraisers fail to select a third appraiser within such 10 business-day period, either party may request the American Arbitration Association, or any equivalent successor organization, to select a third appraiser within ten (10) business days after receiving such request, and the parties shall be bound by any such selection made within such 10 business-day period. If the American Arbitration Association, or any such successor organization, fails to select the third appraiser within such 10-day period, either party may apply to any court having jurisdiction to make such selection. Any appraiser selected by the first two appraisers, by the American Arbitration Association or such successor organization or by such court shall be deemed the Appraiser for purposes of this Agreement.

        "Bankruptcy" or "Bankrupt" shall mean, as to any person (including, without limitation, any Partner, the Partnership or other relevant person), (i) any proceeding brought by or against such person under the United States Bankruptcy Code, or any successor thereto, as amended, or any state laws providing for the relief of debtors, except that, in the case of an involuntary proceeding brought against any such person, only if such proceeding shall not have been withdrawn, stayed or discharged within sixty (60) days after the institution thereof, unless, within such sixty (60) day period, such person shall have consented to the institution thereof; (ii) admission in writing of the inability of such person to pay its debts as they come due; (iii) the making of an assignment for the benefit of the creditors of such person; (iv) if such person shall become insolvent (except that, for purposes hereof, no Partner shall be deemed insolvent merely by reason of the fact that it has a negative balance in its Capital Account or by reason of the fact that the amount of its liabilities exceeds the amount of its assets by an amount equal to or less


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than the negative balance of such Partner's Capital Account); or (v) the entry of an order, judgment or decree against such person in an amount in excess of $100,000 which continues unpaid, unstayed or undischarged for more than sixty
(60) days after the entry thereof.

        "Capital Account" shall mean, with respect to any Partner, the separate "book" account established and maintained for such Partner in accordance with
Section 704(b) of the Code and Section 1.704-l(b)(2)(iv) of the Regulations and in accordance with such other provisions of Section 1.704-l(b) of the Regulations that must be complied with in order for the Capital Accounts to be determined in accordance with the provisions of said Regulations. In furtherance of the foregoing, the Capital Accounts shall be maintained in compliance with
Section 1.704-l(b)(2)(iv) of the Regulations, and the provisions hereof shall be interpreted and applied in a manner consistent therewith.

        "Closing Date" shall have the meaning set forth in the Contribution Agreement.

        "Code" shall mean the Internal Revenue Code of 1986, as amended, or any replacement or successor Code thereto.

        "Contribution Agreement" shall mean that certain Contribution and Formation Agreement dated the date hereof, among FSC, Sonesta II and KBLP, and joined in by certain other parties.

        "Depreciation" shall mean, if there is no difference between the fair market value and the adjusted tax basis of property upon the contribution of such property to the Partnership or upon the revaluation of such property pursuant to Treas. Reg. Section 1.704-l(b)(2)(iv)(f), depreciation, depletion or amortization, as the case may be, allowed or allowable for federal income tax purposes ("Tax Depreciation"); otherwise, Depreciation shall mean book depreciation, depletion or amortization as determined under Treas. Reg. Section 1.704-l(b)(2)(iv)(g) ("Book Depreciation") and the Partners' Capital Accounts shall be adjusted in accordance with said Treasury Regulation.

        "Excess Expenditures" shall mean, for each calendar year (commencing with 1998) or portion thereof, the excess of (a) the capital expenditures (including without limitation interest) made by the Partnership as reasonably determined by the General Partner to be reasonably required in respect of the Property for such calendar year or portion thereof over (b) four (4) percent of the Gross Revenues (as defined in the Management Agreement) from the Property for such calendar year or portion thereof (annualized for partial years).

        "Existing Indebtedness" shall have the meaning set forth in the Contribution Agreement.

        "Existing Indebtedness Documents" shall have the meaning set forth in the Contribution Agreement.


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


        "Fair Market Value" shall mean the price at which parties dealing at arm's length and without any compulsion or duress to either purchase or sell the Property would agree to purchase or sell the Property subject to the Management Agreement (without regard to the provisions of the Third Amendment). The Fair Market Value shall be determined by the Partnership and KBLP within twenty (20) days after delivery of the Notice provided for in Section 2.1(b) of the Contribution Agreement. In the event that the Partnership and KBLP cannot agree as to the Fair Market Value, each shall designate its belief as to Fair Market Value within ten (10) days after written notice calling for such designation is given by either to the other, and the Appraiser shall, no later than twenty (20) days following the expiration of such ten (10) day period, determine which of the designated fair market values is closer to the Fair Market Value, in which case such closer designated Fair Market Value shall be the Fair Market Value. In the event that either the Sonesta Partners or KBLP does not designate a Fair Market Value within such ten (10) day period, the Fair Market Value designated by the other shall be deemed the Fair Market Value. In making such determination of Fair Market Value, the Appraiser shall be instructed to include the Asset Management Fee (as defined in the Contribution Agreement), and exclude from the Partnership's expenses that portion of expenses paid or incurred by the Partnership representing amounts paid to FSC or its Affiliates that are in excess of the greater of (i) amounts as are contemplated under the Management Agreement, as amended as contemplated by the Contribution Agreement, (ii) amounts that would customarily be payable for similar services in connection with a first-class hotel, or (iii) amounts properly paid to FSC or its Affiliates during the time KBLP owned the Property. The costs of the Appraiser shall be borne equally by the Sonesta Partners and KBLP. Notwithstanding the foregoing, the Fair Market Value of the Property shall not exceed an amount equal to ten times the average cash flow from the Property for the two calendar years prior to the date of determination (cash flow equals revenues less expenses and fixed expenses, including without limitation, all management fees (including the Asset Management Fee), capital expenditures (up to four percent of revenues per annum), insurance and real estate taxes; interest payments on debt service shall not be an item of expense or fixed expense for purposes of calculating the cash flow used to determine fair market value).

        "FF&E" shall mean all fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances and other articles of tangible personal property used or usable, or intended for use, in connection with any present or future occupation or operation of all or any part of the Property, whether located on or in the Property or stored off site, subject to such depletions, re-supplies, substitutions and replacements as shall occur and be made in the normal course of business.

        "General Partner" shall mean FSC, its duly admitted successors or assigns or any person who is a general partner of the Partnership at the time of reference thereto.

        "Gross Asset Value" shall mean, with respect to any asset of the Partnership, the asset's adjusted basis for federal income tax purposes, except as follows:

               (a) the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as reasonably determined by the General Partner and the contributing Partner;


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               (b) if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership, the Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Partners, as of the following times: (i) the acquisition of an additional Partnership Interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for a Partnership Interest in the Partnership; and (iii) the liquidation of the Partnership within the meaning of Regulation Section 1.704-l(b)(2)(ii)(g);

               (c) the Gross Asset Values of Partnership assets distributed to any Partner shall be the gross fair market values of such assets (taking Code Section 7701(g) into account) as reasonably determined by the Partners as of the date of distribution; and

               (d) the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-l(b)(2)(iv)(m) and Section 4.3(f); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph to the extent the Partners reasonably determine that an adjustment pursuant to Paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Paragraph.

At all times, Gross Asset Values shall be adjusted by Depreciation, which Depreciation is taken into account with respect to the Partnership's assets for purposes of computing Net Profits or Net Losses. Any adjustment to the Gross Asset Values of Partnership property shall require an adjustment to the Partners' Capital Accounts; as for the manner in which such adjustments are allocated to the Capital Accounts, see Paragraph (d) of the definition of Net Profits and Net Losses in the case of adjustments by Depreciation, and see Paragraph (c) of said definition in all other cases.

        "KBLP Distribution" shall mean an amount equal to the greater of (i) $10.00 and (ii) the product of the Partnership Percentage of KBLP multiplied by the excess of (A) the Net Realization Proceeds from a Realization Event over (B) the Transfer Basis.

        "KBLP Excess" shall mean (i) in the event of a Realization Event, an amount equal to the Net Realization Proceeds from such Realization Event, less the Transfer Basis, and (ii) in the event of a Special Final KBLP Distribution, an amount equal to the Fair Market Value of the Property on the date the Notice (as defined herein) is given, less the Transfer Basis.

        "Liens" shall have the meaning set forth in Section 9.5(c).


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

        "Limited Partners" shall mean Sonesta II, KBLP, their duly admitted successors and assigns or any person who is a limited partner of the Partnership at the time of reference thereto.

        "Liquidated Damages" shall have the meaning set forth in the Contribution Agreement.

        "Liquidation Committee" shall have the meaning set forth in Section
10.1.

        "Management Agreement" shall have the meaning set forth in the Contribution Agreement.

        "Net Cash Flow" shall mean, with respect to any fiscal period of the Partnership, the excess, if any, of "Receipts" over "Expenditures." For purposes hereof, the term "Receipts" shall mean the sum of all cash receipts of the Partnership from all sources for such period, including capital contributions and loan and sale proceeds, and any amount of previously established Reserves which the General Partner, in its sole and absolute discretion, determines is no longer to be held as Reserves. The term "Expenditures" means the sum of (a) all cash expenses (including without limitation capital expenditures) of the Partnership for such period, (b) the amount of all payments of principal and interest on account of any indebtedness of the Partnership, including the Existing Indebtedness (including without limitation any prepayments thereof), and (c) such additional cash Reserves as of the last day of such period as the General Partner, in its sole and absolute discretion, deems necessary for any capital or operating expenditure permitted hereunder. The Partners acknowledge that the amount of Existing Indebtedness that must be repaid prior to any distribution of Net Cash Flow is at least $50,000,000.

        "Net Profits" or "Net Losses" shall mean the taxable income or loss of the Partnership for Federal income tax purposes determined in accordance with
Section 703(a) of the Code as of the close of the Partnership's fiscal year (or such other time as may be required by this Agreement), inclusive of all items of income, gain, loss or deduction required to be separately taxed pursuant to said
Section 703(a) of the Code, with the following adjustments:

               (a) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses shall be added to such taxable income or loss;

               (b) any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures under Section 704(b) of the Code and not otherwise taken into account in computing Net Profits or Net Losses shall be subtracted from such taxable income or loss;

               (c) gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of such property rather than its adjusted tax basis;


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

               (d) in lieu of the depreciation, depletion, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account Depreciation; and

               (e) in the event of an adjustment of the Gross Asset Value of any Partnership asset which requires that the Capital Accounts of the Partnership be adjusted pursuant to Treas. Reg. Sections 1.704-l(b)(2)(iv)(e), (f) and (m), the amount of such adjustments are, in the case of Treas. Reg. Section 1.704-l(b)(2)(iv) (e) and (f), to be taken into account as gain or loss from a taxable disposition of Partnership property pursuant to Paragraph (c) above, and, in the case of Treas. Reg. Section 1.704-l(b)(2)(iv)(m), to be taken into account as additional Net Profits or Net Losses.

        "Net Realization Proceeds" shall mean (i) in the event of a Realization Event (other than one described in clause (ii) below), all cash received by the Partnership from such Realization Event, less all expenses paid or incurred in connection with such Realization Event, or (ii) in the event of a Realization Event giving rise to a liquidation distribution under Section 10.2, the net proceeds resulting from the liquidation of the Property following a dissolution of the Partnership, less all expenses paid or incurred in connection with such liquidation.

        "Nonrecourse Deductions" shall mean, for a Partnership fiscal year, the net increase in the amount of Partnership Minimum Gain during such Partnership fiscal year, less the aggregate amount of any distributions (whether actual or deemed) during such fiscal year of proceeds of Nonrecourse Liabilities (other than Partner Nonrecourse Deductions) that are allocable to an increase in Partnership Minimum Gain, determined in accordance with Section 1.704-2(b)(1) and (c) of the Regulations.

        "Nonrecourse Liabilities" shall have the meaning ascribed to it in
Section 1.704-2(b)(3) of the Regulations.

        "Partner Nonrecourse Deductions" shall have the meaning set forth in
Section 1.704-2(i)(2) of the Regulations.

        "Partners" shall mean the General Partner, the Limited Partners, and their respective duly admitted successors or assigns, or any person who is a Partner of the Partnership at the time of reference thereto.

        "Partnership" shall mean the Delaware limited partnership formed pursuant hereto.

        "Partnership Interest" shall mean the ownership interest of a Partner in the Partnership from time to time including the right of such Partner to any and all benefits to which such Partner may be entitled under this Agreement, together with the obligations of such Partner to comply with all of the terms and provisions of this Agreement and of applicable law, and shall include, without limitation, each Partner's Partnership Percentage and Capital Account. Whenever in this Agreement reference is made to a particular percentage of a Partner's Partnership Interest it shall be deemed to refer to such Partner's Partnership Percentage.


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        "Partnership Minimum Gain" shall have the meaning set forth in Section
1.704-2(b)(2) of the Regulations.

        "Partnership Percentages" shall mean the percentage interests of each of the Partners as set forth in Section 3.7, as the same may be adjusted from time to time in accordance with the provisions of this Agreement.

        "Person" or "person" shall mean any individual, trust, corporation, partnership, limited liability company, business trust or other entity.

        "Prohibited Sale" shall have the meaning set forth in Section 5.8(a).

        "Property" shall mean the real property commonly known as the Sonesta Beach Hotel, Key Biscayne, Florida and legally described on Exhibit A, together with all improvements thereon and all personal property relating thereto and owned by the Partnership.

        "Qualified Person" shall mean a Person that is experienced in the ownership and operation of hotels similar to the Property and that, together with the Affiliates of such Person, has a net worth of at least $10,000,000. Any Affiliate of Sonesta International Hotels Corporation shall be a Qualified Person.

        "Rate" shall mean the prime rate as announced from time to time by United States Trust Company, Boston, plus one percent (1.0%).

        "Realization Event" shall mean (i) a sale, exchange, or other disposition of the Property by the Partnership for value, including an involuntary conversion by condemnation, casualty or otherwise, on which gain or loss is recognized by the Partners for federal income tax purposes, and (ii) an event giving rise to a liquidation distribution under Section 10.2.

        "Regulations" or "Treas. Regs." shall mean the proposed, temporary and final regulations promulgated by the Treasury Department pursuant to the Code.

        "Reserves" shall mean payments made or amounts allocated during any period to reserves which shall be maintained in amounts deemed sufficient by the General Partner, in its sole and absolute discretion, for working capital, to pay taxes, insurance, debt service or to pay for repairs, replacements, capital improvements or renewals or other costs and expenses incident to the business of the Partnership.

        "Section 704(c) Tax Items" shall have the meaning set forth in Section 4.5(c).

        "Substitute Limited Partner" shall mean any assignee of a Partner's Partnership Interest admitted as a substitute limited partner pursuant to
Article IX hereof.

        "Sonesta Partners" shall mean FSC or Sonesta II and "Sonesta Partners" shall mean both of them.


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

        "Special KBLP Distribution" means an amount distributable to KBLP in the event of a Realization Event or a Special Final KBLP Distribution equal to a portion of the KBLP Excess determined, on the date of calculation, as follows:

                                               Percentage of            Cumulative Dollar
                                              Excess Allocable           Amount of KBLP
          Amount of Excess                        to KBLP             Special Distribution
          ----------------                        -------             --------------------
Less than $10.0 million                                0%                   $         0
Between $10.0 million and $10.1 million              100                  up to 100,000
Between $10.1 million and $12.5 million                0                        100,000
Between $12.5 million and $12.65 million             100                  up to 250,000
Between $12.650 million and $15.0 million              0                        250,000
Between $15.0 million and $15.25 million             100                  up to 500,000
Between $15.250 million and $17.5 million              0                        500,000
Between $17.5 million and $17.75 million             100                  up to 750,000
Between $17.750 million and $20.0 million              0                        750,000
Between $20.0 million and $20.25 million             100                up to 1,000,000
In excess of $20.25 million                            0                      1,000,000

In no event shall the total amount paid or payable to KBLP with respect to the Special KBLP Distribution exceed $1,000,000.

        "Special Final Distribution" shall have the meaning set forth in Section 4.9.

        "Tax Items" shall have the meaning set forth in Section 4.5(a).

        "Timing Requirement" shall have the meaning set forth in Section 10.2.

        "Transaction Costs" shall have the meaning set forth in the Contribution Agreement.

        "Transfer Basis" shall mean, as of any date, the sum of (a) the outstanding principal amount of all secured and unsecured indebtedness of the Partnership on the Closing Date, including the Assumed Liabilities (as defined in the Contribution Agreement), plus all unpaid interest accrued or deemed to have accrued thereon through the Measurement Date (or the date of the Special Final Distribution or applicable Realization Event, as applicable), less amounts applied in repayment thereof in accordance with the terms of such debt (as modified by the Second Amendment to Management Agreement in the case of the FSC Indebtedness, as defined in the Contribution Agreement), and (b) the sum of the Excess Expenditures for the calendar years or portion thereof through the Measurement Date (or the date of the Special Final Distribution or applicable Realization Event, as applicable), and the Transaction Costs, plus interest thereon through the Measurement Date (or the date of the Special Final Distribution or applicable Realization Event, as applicable), at the per annum rate equal to the Rate.


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

                                   ARTICLE II

                            Formation of Partnership

        2.1 Formation. Effective as of, but not before, the Closing Date, the parties hereto hereby agree to and hereby form the Partnership as a limited partnership under the Act and the terms hereof.

        2.2 Name. The name of the Partnership shall be "SONESTA BEACH RESORT LIMITED PARTNERSHIP," or such other name as the General Partner may from time to time determine in its sole and absolute discretion.

        2.3 Place of Business. The principal place of business of the Partnership shall be located at 200 Clarendon Street, Boston, Massachusetts 02116, or at such other place or places as the General Partner may hereafter determine in its sole and absolute discretion.

        2.4 Purpose and Business. The purpose and business of the Partnership shall be to own, hold, sell, exchange, transfer or otherwise dispose of (in whole or in part), finance, manage, operate, renovate, expand, redevelop and otherwise deal with the Property and to conduct any other business or businesses permissible under the Act. The Partnership shall have all powers necessary or desirable to accomplish these purposes.

        2.5 Filing of Partnership Documents. Promptly upon the Closing Date, the General Partner shall cause an executed Certificate of Limited Partnership (the "Certificate") which is consistent with the provisions of this Agreement and in the form required by the Act to be filed for record in the Office of the Secretary of State of Delaware and in such additional offices as may be designated by the Act or other applicable law. The Partners shall sign, acknowledge and verify such applications, affidavits and other documents as may be required by the Act or other applicable law to be signed, acknowledged or verified in connection with the conduct of the Partnership business and shall cause them to be filed or recorded, as required, in the appropriate governmental offices.

        2.6 Term. The Partnership shall continue in existence until the first to occur of the following:

        (a) the disposition by the Partnership of all, or substantially all, of its assets;

        (b) subject to the provisions of Section 5.8, the decision of the General Partner, KBLP and sufficient numbers of other Limited Partners, such that, together with KBLP, they represent a majority in interest of the Partnership Percentages then held by the Limited Partners to dissolve the Partnership;

        (c)    a dissolution required by law; or

        (d) December 31, 2050.


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

                                   ARTICLE III

                              Capital Contributions

        3.1 Initial Capital Contributions. On the Closing Date, the General Partner and the Limited Partners shall contribute capital to the Partnership as more particularly described in the Contribution Agreement.

        3.2 Additional Capital Contributions. In the event that the General Partner from time to time shall determine that additional funds are necessary or desirable for any partnership purpose, in excess of other funds anticipated to be available to the Partnership, then the General Partner may, but shall not be obligated to, make an additional capital contribution to the Partnership either in cash or property. Upon any such additional contribution, the Partnership Percentages of the Partners shall be adjusted in the manner provided in Section
3.6. No Partner shall be required or permitted to make any additional capital contribution to, or other financial accommodation for the benefit of, the Partnership except as expressly provided herein.

        3.3 Limitation of Liability. The Limited Partners shall not be bound by, or be personally liable for, the expenses, liabilities or obligations of the Partnership or the General Partner and the liability of the Limited Partners shall be limited solely to the amount of their respective contributions to the capital of the Partnership as provided in this Agreement and, to the extent provided by applicable law, any distributions made to any Limited Partner that are deemed to be a return or withdrawal of capital.

        3.4 No Withdrawal. Except as provided herein, The Partnership shall not be obligated to redeem or repurchase any Partnership Interest; no capital contribution or portion thereof may be withdrawn by any Partner and no Partner may withdraw from the Partnership except as provided herein; and no distribution is required to be made to any Partner except in accordance with the provisions of this Agreement. No Partner shall be entitled to demand any property from the Partnership other than cash.

        3.5 Capital Accounts. An individual Capital Account shall be maintained for each Partner. No interest shall be paid or accrued on the Capital Account of any Partner.

        3.6 Additional Partners. Whenever the General Partner shall, in its sole and absolute discretion, determine that additional funds are required for the purposes contemplated herein which the General Partner is unwilling to provide pursuant to Section 3.2, the General Partner shall have the right to issue additional units of general or limited partnership interests (the "Additional Units") to any person, including without limitation an Affiliate of the General Partner. The Additional Units shall have such rights with respect to Partnership Percentages, distributions of cash or property and allocations of Net Profits and Net Losses, and otherwise shall have such rights, benefits and obligations as the General Partner shall, in its sole and absolute discretion, determine.

        Upon issuance of Additional Units, an appropriate amendment to this Agreement shall be entered into among all Partners, including, without limitation, those Partners admitted to the


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

Partnership in connection with the issuance of Additional Units. Anything in
Article VII to the contrary notwithstanding, the Power of Attorney granted pursuant to Article VII shall include the power and authority to execute, acknowledge and deliver in the name and on behalf of the Limited Partners any such amendment which the General Partner deems necessary or advisable in connection with the issuance of Additional Units. Any amendments entered into in connection with the issuance of Additional Units shall provide for a proportionate dilution of Partnership Interests between the General Partner and the Limited Partners based on their respective relative Partnership Percentages immediately prior to the issuance of the Additional Units to the extent of the Partnership Percentages applicable to the Additional Units (but the rights of KBLP to allocations of Net Profits and Net Losses and distributions of Net Cash Flow may not be diluted on the account of the issuance of the Additional Units).

        3.7 Partnership Percentages. Subject to adjustment as herein provided, the initial Partnership Percentages of the Partners shall be 1.00% for FSC, 98.00% for Sonesta II, and 1.00% for KBLP.

        3.8 No Third Party Beneficiaries. The right of any Partner to make a capital contribution or otherwise to do, perform, satisfy or discharge any liability or obligation of such Partner hereunder, or to pursue any other right or remedy hereunder or at law or in equity, shall not confer any right or claim upon or otherwise inure to the benefit of any creditor or other third party having dealings with the Partnership, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns. The rights or obligations of the Partners herein set forth, including, without limitation, the right to make additional capital contributions, shall not be deemed an asset of the Partnership, may not be sold, transferred or assigned by the Partnership and may not be pledged or encumbered to secure any debt or other obligation of the Partnership or of the Partners.

                                   ARTICLE IV


                 Allocation of Partnership Items; Distributions

        4.1 Net Profits Allocations. After giving effect to the allocations set forth in Sections 4.3 and 4.4, Net Profits for any fiscal year shall then be allocated as follows:

               (a) first, among the Partners to the extent necessary to reverse any prior allocations of Losses under Section 4.2, taking into account the Partners' respective rights to receive distributions under Section
        4.7 and 4.9; and

               (b) the balance, in accordance with the Partners' respective rights to receive distributions under Sections 4.7, 4.9 or 4.10.

        4.2 Net Losses Allocations. After giving effect to the allocations set forth in Sections 4.3 and 4.4, Net Losses for any fiscal year shall be allocated as follows:

               (a) first, among the Partners to the extent necessary to reverse any prior allocations or Profits under Section 4.1(a), taking into account the Partners' respective rights to receive distributions under
        Section 4.7 and 4.9; and

               (b) the balance, in accordance with the Partners' Percentage Interests.

        4.3 Special Allocations. Notwithstanding any other provision of this
Article IV, the following special allocations shall be made in the following order:

               (a) Minimum Gain Chargeback (Nonrecourse Liabilities). If there is a net decrease in Partnership Minimum Gain for any Partnership fiscal year (except as a result of the conversion or refinancing of any Nonrecourse Liabilities, certain capital contributions, or a revaluation of the Partnership property as further outlined in Regulation Section 1.704-2(d)(4), (f)(2), or (f)(3)), each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner's share of the net decrease in Partnership Minimum Gain. The items to be so allocated shall be determined in accordance with Regulation Section 1.704-2(f). This Section 4.3(a) is intended to comply with the minimum gain chargeback requirement in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this paragraph shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

               (b) Minimum Gain Attributable to Partner Nonrecourse Debt. If there is a net decrease in Minimum Gain Attributable to Partner Nonrecourse Debt during any fiscal year (other than due to the conversion, refinancing or other change in the debt instrument causing it to become partially or wholly non-recourse, certain capital contributions, or certain revaluations of Partnership property as further outlined in Regulation Section 1.704-2(i)(4)), each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner's share of the net decrease in the Minimum Gain Attributable to Partner Nonrecourse Debt. The items to be so allocated shall be determined in accordance with Regulation Section 1.704-2(i)(4) and (j)(2). This Section 4.3(b) is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this paragraph shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

               (c) Qualified Income Offset. In the event that any Limited Partner unexpectedly receives any adjustments, allocations or distributions described in Regulation Section 1.704-l(b)(2)(ii)(d)(4),
        (5), or (6), and such Limited Partner has an Adjusted Capital Account Deficit, items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible. This Section 4.3(c) is intended to constitute a "qualified income offset" under Regulation Section 1.704-l(b)(2)(ii)(d) and shall be interpreted consistently therewith.

               (d) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other applicable period shall be specially allocated to the Partners in accordance with their Partnership Percentages.

               (e) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any fiscal year or other applicable period shall be specially allocated to the Partner that bears the economic risk of loss for the debt (i.e., the partner nonrecourse debt) in respect of which such Partner Nonrecourse Deductions are attributable (as determined under Regulation Section 1.704-2(b)(4) and (i)(1).

               (f) Section 754 Basis Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Sections 732, 734 or 743 of the Code is required, pursuant to Regulation Section 1.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to said section of the Regulations.

               (g) Allocation of Excess Nonrecourse Liabilities. Any "excess nonrecourse liabilities" (as defined within Regulations Section 1.752-3(a)) shall be allocated in the same manner as Nonrecourse Deductions are allocated to the Partners in accordance with their Partnership Percentages.

        4.4 Curative Allocations. Notwithstanding any other provision of this
Article IV to the contrary, the allocations set forth in Sections 4.3(a), 4.3(b), 4.3(c), 4.3(d), 4.3(e) and 4.3(f) hereof (the "Regulatory Allocations") shall, to the extent necessary and possible, be offset with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, and deduction so that the cumulative net amount of allocations of Partnership items under this Article IV shall be equal to the net amount that would have been allocated to each Partner if the Regulatory Allocations had not occurred. This Section 4.4 is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of Section 1.704-l(b) of the Regulations and shall be interpreted in a manner consistent therewith.

        4.5    Tax Allocations.

               (a) Generally. Subject to paragraphs (b) and (c) of this Section 4.5, items of income, gain, loss, deduction and credit to be allocated for income tax purposes (collectively, "Tax Items") shall be allocated among the Partners on the same basis as the respective book items.

               (b) Sections 1245/1250 Recapture. If any portion of gain from the sale of property is treated as gain which is ordinary income by virtue of the application of Code Sections 1245 or 1250 ("Affected Gain"), then
        (A) such Affected Gain shall be allocated among the Partners in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated and (B) other Tax Items of gain of the same character that would have been recognized, but for the application of Code Sections 1245 and/or 1250, shall be allocated away from those Partners who are allocated Affected Gain pursuant to Clause
        (A) so that, to the extent possible, the other Partners are allocated the same amount, and type, of capital gain that would have been allocated to them had Code Sections 1245 and/or 1250 not applied. For purposes hereof, in order to determine the proportionate allocations of depreciation and amortization deductions for each fiscal year or other applicable period, such deductions shall be deemed allocated on the same basis as Net Profits and Net Losses for such respective period.

               (c) Allocations Respecting Section 704(c) and Revaluations. Notwithstanding paragraph (b) hereof, Tax Items with respect to Partnership property that is subject to Code Section 704(c) and/or Regulation Section 1.704-3 (collectively "Section 704(c) Tax Items") shall, to the extent so required, be allocated in accordance with said Code section and Regulation Section 1.704-3(b)(1).

        4.6 Allocations Subsequent to Assignment or Admission of Additional Partners. To the extent permitted by the Code, Net Profits or Net Losses and other items attributable to a Partnership Interest acquired by reason of an assignment from a Partner shall be allocated or adjusted between the assignor and the assignee based upon either (a) the length of time in any fiscal period of the Partnership during which the assigned Partnership Interest was owned by each of them, determined with reference to the effective date of the assignment, or (b) an interim closing of the Partnership's books (at assignor's sole expense), such manner of allocation or adjustment to be determined by the General Partner in its sole and absolute discretion.

        4.7    Distributions.

        (a) The Partnership shall make distributions of Net Cash Flow: (i) resulting from any source (other than in connection with a Realization Event) to the Partners (other than KBLP if the Partnership has previously made the Special Final Distribution to KBLP) at such time and in such amounts as are determined in the sole and absolute discretion of the General Partner; any such distributions shall be made to the Partners (other than KBLP if the Partnership has previously made the Special Final Distribution to KBLP) in accordance with their respective Partnership Percentages; and (ii) resulting from a Realization Event to the Partners (other than KBLP if the Partnership has previously made the Special Final Distribution to KBLP), except that to the extent KBLP is entitled to a distribution resulting from a Realization Event, the amount of such distribution shall be determined as set forth in subparagraph (b) below, at such time and in such amounts as are determined in the sole and absolute discretion of the General Partner; any such distributions shall be made to the Partners (other than KBLP if the Partnership has previously made the Special Final Distribution to KBLP) in accordance with their respective Partnership Percentages.

        (b) Unless the Partnership has made the Special Final Distribution to KBLP, within thirty (30) days after a Realization Event, the Partnership shall make the KBLP Distribution to KBLP. Upon payment of the KBLP Distribution, KBLP shall be deemed to have (i) relinquished its interest in the Partnership, and all rights and privileges pertaining thereto or hereunder, including any right to vote on Partnership matters or to receive any further distributions from the Partnership whatsoever (except as provided in Section 10.2(e)), including the Special Final Distribution, and (ii) assigned to FSC all of its right, title and interest in, to and under this Agreement.

        4.8 Allocation of Nonrecourse Liabilities. Subject to the provisions of
Section 5.8, Nonrecourse Liabilities shall be allocated to the Partners in accordance with their respective Partnership Percentages; provided that notwithstanding the foregoing or Section 5.8 to the contrary, prior to the KBLP Distribution or the Special Final Distribution, the Aetna Indebtedness (and any nonrecourse indebtedness that replaces or refinances the Aetna Indebtedness) shall be allocated 100 percent to KBLP, and after the KBLP Distribution or the Special Final Distribution, such indebtedness shall be allocated to the Partners in accordance with their respective Partnership Percentages.

        4.9 Special Final Distribution to KBLP. The Partnership may elect (in its sole discretion) at any time on or after January 1, 2002 by written notice (the "Notice") delivered to KBLP or its successors or legal representatives, to make a special final distribution (the "Special Final Distribution") to KBLP equal to the greater of (i) $10.00 and (ii) the product of the Partnership Percentage of KBLP multiplied by the excess of (A) the Fair Market Value of the Property on the date the Notice is delivered over (B) the Transfer Basis. The Special Final Distribution shall be made on the twentieth (20th) day following the date of the Notice and shall be paid in cash (and, in the event that the Fair Market Value has not been determined, the Partnership shall pay to KBLP the amount to be paid pursuant to this Section based on the amount designated by the Sonesta Partners as the Fair Market Value pursuant to the definition of "Fair Market Value," and a subsequent adjustment shall be made between the Partnership and KBLP upon the determination of Fair Market Value if the amount owing based on the final determination of Fair Market Value differs from the sum originally paid ). Upon payment of the Special Final Distribution, KBLP shall be deemed to have (i) relinquished its interest in the Partnership, and all rights and privileges pertaining thereto or hereunder, including any right to vote on Partnership matters or to receive any further distributions from the Partnership whatsoever (except as provided in Section 10.2(e)), and (ii) assigned to FSC all of its right, title and interest in, to and under this Agreement.

        On the Closing Date, KBLP shall execute and deposit in an escrow (the terms of which are reasonably acceptable to FSC and KBLP) established with the law firm Broad & Cassel in Boca Raton, Florida, or such other escrow agent reasonably acceptable to FSC and KBLP, an assignment of its interest in the Partnership to FSC. The terms of the escrow shall provide for the release of the assignment to FSC upon the escrowee's receipt of evidence that the Special Final Distribution or the KBLP Distribution has been paid to KBLP. Notwithstanding the foregoing, the failure of such assignment to be so deposited into, or released from, the escrow shall not vitiate the effectiveness of KBLP's relinquishment of its interest in the Partnership, and all rights and privileges pertaining thereto or hereunder, as further described above in this Section or Section 4.7(b), upon the payment of the Special Final Distribution or the KBLP Distribution to KBLP.

        4.10 Special KBLP Distribution. Notwithstanding anything contained in this Agreement to the contrary, and in addition to the other distributions to which KBLP is entitled, in the event of a Realization Event or a Special Final KBLP Distribution, the Partnership shall make the Special KBLP Distribution to KBLP. The Partnership shall pay to KBLP the Special KBLP Distribution in the form of an unsecured non-interest bearing promissory note payable in five equal annual installments beginning one year after the Realization Event or the Special Final KBLP Distribution, as applicable (provided that the Partnership may, in its sole discretion, prepay all or any portion of the note).

        4.11 Liquidated Damages. If prior to January 1, 2002, the Partnership sells, exchanges or otherwise disposes of the Property, or the Partnership is otherwise liquidated or dissolved in a manner that results in income or gain for federal income tax purposes by KBLP or is treated as a sale or exchange of all or substantially all of the Property for federal income tax purposes, or there is any other occurrence (other than a refinancing of the Aetna Indebtedness or its replacement or the consummation of the Transactions, as defined in the Contribution Agreement) that results in income or gain for federal income tax purposes by KBLP or is treated as a sale or exchange of all or substantially all of the Property for federal income tax purposes, then the Partnership shall, concurrent with the occurrence of any such event, pay to KBLP an amount equal to the Liquidated Damages.

                                    ARTICLE V

                          Management of the Partnership

        5.1 Management. Subject to the provisions of Section 5.8, the General Partner shall have exclusive authority to manage and control the Partnership business. Except as otherwise expressly provided herein, the General Partner shall have the right, authority and power to do any and all acts and things necessary, proper, convenient or advisable in its sole and absolute discretion to accomplish the purposes of the Partnership and manage the business and assets of the Partnership, without the consent or approval of any Limited Partner, including without limitation the following:

        (a) To expend Partnership funds (whether derived from capital or income or loans) in the exercise of any rights or powers possessed by the General Partner under this Agreement;

        (b) To own, acquire, hold, develop, lease, manage, operate, encumber, exchange, convert, sell or otherwise dispose of the Partnership property in whole or in part (including the creation of joint venture or tenancy-in-common interests), or to authorize the sale, exchange or other disposition of the Partnership property in whole or in part (including the creation of joint venture or tenancy-in-common interests), or any interest therein, whether or not such sale results in the dissolution of the Partnership or makes it impossible to carry on its ordinary business, at such prices or amounts for cash or securities (including without limitation promissory notes, whether secured or unsecured) and upon such other terms, as the General Partner deems in its sole and absolute discretion to be in the best interests of the Partnership;

        (c) To invest and reinvest Partnership funds or pool Partnership funds for the purpose of investing;

        (d) To borrow money which the General Partner deems necessary or advisable, in its sole and absolute discretion, in connection with the business and affairs of the Partnership, including borrowings from the General Partner, its Affiliates or others, to be evidenced by notes or debentures and to secure the repayment of such borrowing by executing mortgages or deeds of trust, assignments, or security agreements pledging or otherwise encumbering or subjecting to security interests all or any part of the property of the Partnership, and to refund, refinance, increase, modify, consolidate or extend the maturity and/or other terms of any indebtedness created by such borrowing, or any such mortgage, deed of trust, assignment, security agreement, pledge, encumbrance or other security device;

        (e) To enter into such agreements, contracts, documents and instruments with such parties and to give such receipts, releases and discharges with respect to all of the foregoing and any matters incident thereto as the General Partner, in its sole and absolute discretion, may deem advisable, appropriate or convenient in connection with the business of the Partnership;

        (f) To place record title to, or the right to use, Partnership assets in the name or names of a nominee or nominees for any purpose convenient or beneficial to the Partnership;

        (g) To employ from time to time persons or companies (which may be Affiliates) in connection with the operation and management of the Partnership business or assets including, but not limited to, developers, supervisory and managing agents, consultants, building management agents, insurance brokers, sales agents, real estate brokers, loan brokers, independent contractors, attorneys and accountants, on such terms and for such compensation as the General Partner shall determine in its sole and absolute discretion;

        (h) To manage the Partnership property or to contract, either totally or partially, for management services by another person or company (which may be an Affiliate).

        (i) To pay, collect, compromise, litigate, arbitrate or otherwise adjust any and all claims or demands of or against the Partnership;

        (j) To establish, maintain and draw upon checking, savings and other accounts in the name of the Partnership in such bank or banks as the General Partner may from time to time select in its sole and absolute discretion and to designate others to draw upon such accounts;

        (k) To execute, acknowledge or verify and file any notification, application, statement and other filing in the name of or on behalf of the Partnership that the General Partner, in its sole and absolute discretion, consider to be required or desirable to be filed with any local, state or federal agency, department or authority;

        (l) To admit additional Partners from time to time and determine the rights and interests of such Partners (subject, however, to the provisions of Section 3.6);

        (m) To permit the withdrawal and/or substitution or succession of Partners (which may be Affiliates);

        (n) To develop, redevelop or improve the Partnership property and to determine the nature and scope, design and/or expenditures therefor and to determine if and when to proceed with any phase of development or redevelopment and to enter into agreements or contracts with respect thereto with Affiliates or others;

        (o) To select or vary depreciation or accounting methods, change the Partnership fiscal year or make other material decisions regarding the treatment of transactions for bookkeeping or tax purposes;

        (p) With the written approval of all Partners, to file a petition for Bankruptcy or other similar reorganization under applicable statutes;

        (q) With the written approval of all Partners, to assign Partnership property in trust for creditors or on the assignee's promise to pay the debts of the Partnership;

        (r) To confess a judgment or submit a Partnership claim or liability to arbitration;

        (s) To acquire assets and property for and on behalf of the Partnership, including the acquisition of property for the purpose of reinvesting condemnation proceeds in accordance with Section 1033 of the Code;

        (t)    To delegate any authority granted hereunder;

        (u) To exercise and enforce the rights of the Partnership under any agreement, including without limitation the rights of the Partnership to terminate any agreement;

        (v) To take all actions and execute all documents and instruments necessary or advisable in the sole and absolute discretion of the General Partner to implement and further the purposes and operate the business of the Partnership in accordance with the terms hereof; and

        (w) To do any and all of the foregoing for such consideration and upon such other terms and conditions as the General Partner in its sole and absolute discretion determines to be appropriate, and in no event shall any purchaser, lender, title company or other third party be required to ascertain whether any action of the General Partner has in fact been duly authorized, and the failure of the General Partner to obtain such authorization shall in no way affect the validity of any sale, conveyance, mortgage, deed of trust, lease, loan extension or renewal made by the General Partner.

        5.2 Independent Activities; Other Businesses. Each party recognizes that the Partners (including without limitation the General Partner), and their Affiliates, have or may have other business interests, activities and investments, some of which may now or hereafter be in conflict or competition with the business of the Partnership, and that each Partner (including without limitation the General Partner) and its respective Affiliates are entitled to carry on such other business activities, interests and investments without any accountability therefor to the Partnership or any other Partner. Each Partner (including without limitation the General Partner), and each Affiliate of each Partner (including without limitation the General Partner), may engage in or possess an interest in any other business or venture of any kind, independently or with others, including, without being limited to, owning, financing, acquiring, leasing, promoting, developing, improving, constructing, operating or managing other real or personal properties on its own behalf or on behalf of other entities with which it is affiliated or associated, and any Partner (including without limitation the General Partner) and each Affiliate of any Partner (including without limitation the General Partner) may engage in any activities, whether or not competitive to the Partnership, including without limitation the management of the Property by an Affiliate of the General Partner, without any obligation to offer any interest in such activities to the Partnership or to any Partner or to any Affiliate of any Partner. Neither the Partnership nor any Partner nor any Affiliate of any Partner shall have any right by virtue of this Agreement or by virtue of the relationship between the Partners as partners, in or to such other activities, or to the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Partnership, shall not be deemed wrongful or improper or a breach of any joint venture or fiduciary duties owed by one party to the other, or entitle either party to any interest in or sharing in the profits or losses from any such other activities.

        5.3 Duties; Reimbursement. The General Partner shall provide services to the Partnership as it shall deem to be appropriate in its sole and absolute discretion in connection with the day-to-day operations of the Partnership and shall be entitled to such compensation (in addition to the compensation payable under the Management Agreement) as the General Partner determines in good faith is reasonable based on the nature and scope of services provided by it to the Partnership from time to time and consistent with compensation paid in the marketplace to independent third parties for similar services rendered with respect to comparable properties; provided that any compensation payable to the General Partner (or its Affiliates) in addition to that payable under the Management Agreement shall be subordinate to amounts due with respect to the KBHA/PLT Indebtedness (as defined in the Contribution Agreement). In addition, the Partnership shall pay or reimburse the General Partner for all reasonable out-of-pocket expenses incurred by it in connection with the Partnership's business, which reimbursement may include a reasonable allocation of overhead or general administrative expenses. The General Partner shall devote itself to the business of the Partnership to the extent it, in its sole and absolute judgment, deems necessary for the efficient carrying on thereof. The General Partner shall have no obligation to conduct the business of the Partnership so as to accommodate the personal or business circumstances of the Limited Partners.

        5.4    Additional Compensation to the General Partner;
               Transactions with Affiliates.

        (a) The General Partner and/or its Affiliates shall be entitled to receive, in addition to the amounts described in Section 5.3 and elsewhere herein and the amounts provided in the Management Agreement, fees and other compensation for services rendered or goods provided from time to time to or on behalf of the Partnership as would be payable to third parties providing comparable goods or services to the Partnership.

        (b) No contract or agreement entered into between the Partnership and the General Partner or any Affiliate of the General Partner shall be void, violable or in violation of any rights, duties, liabilities or responsibilities of the General Partner, whether or not approved by the Limited Partners, so long as any such transaction shall be in compliance with the provisions of this Agreement.

        (c) The General Partner shall be permitted to engage attorneys, accountants and other advisors and professionals which may have current or prior relationships with the General Partner or its Affiliates. No such relationship, even if continuing and ongoing, shall be deemed a conflict of interest by any such professionals.

        5.5 Limitation of liability. Neither the General Partner nor any officer, shareholder, director, employee, agent or Affiliate of the General Partner shall be liable, responsible or accountable in damages or otherwise to the Partnership or any Limited Partner for any action taken or failure to act on behalf of the Partnership within the scope of the authority conferred on the General Partner by this Agreement or by law unless such action or omission constituted gross negligence or willful misconduct.

        5.6 Indemnification. The Partnership shall indemnify and hold harmless the General Partner and each of its officers, directors, shareholders, employees, agents and Affiliates, and their respective successors and assigns (collectively the "Indemnified Parties") from and against any loss, expense, damage or injury suffered or sustained by any such person by reason of any acts, omissions or alleged acts or omissions arising out of their activities on behalf of the Partnership or in furtherance of the interests of the Partnership including, but not limited to, any judgment, award, settlement, reasonable attorney's fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim (which attorney's fees and defense costs shall be paid as incurred upon receipt of an undertaking by the Indemnified Party to repay the same if the Indemnified Party is found not to be entitled thereto), provided that the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claim is based are not found in a non-appealable order by a court of competent jurisdiction to have been performed or omitted in bad faith or as a result of gross negligence by or the willful misconduct of such Indemnified Party.

        5.7 Authority to Bind Partnership. Except as otherwise provided herein or in the Act, the General Partner shall have authority to act on behalf of the Partnership and to bind it under this Agreement and in no event shall any third party be required to ascertain whether any action of the General Partner has in fact been duly authorized by the Limited Partners. The Limited Partners shall take no part in the management and operation of the business of the Partnership and shall have no authority to act on behalf of or bind the Partnership.

        5.8 Restrictions on General Partner Authority; Etc. Notwithstanding anything to the contrary contained herein but subject to Section 4.9 hereof, the following restrictions shall apply as long as any Partnership Interest in the Partnership is owned by KBLP:

        (a) Without the prior written consent of KBLP, the Partnership shall not voluntarily dispose of all or substantially all of the Property prior to January 1, 2002. The provisions of Section 5.8(a) shall not apply to (i) transactions, such as like-kind exchanges, which would not result in the recognition of income or gain to KBLP for federal income tax purposes by reason of the application of
Section 704(c) or Section 737 of the Code (but, in the event of any disposition permitted by the preceding clause, the disposition of any carryover basis real property or other successor real property shall be subject to the provisions of this Section 5.8), (ii) the mortgage of or the granting of security interests in any and all property of the Partnership provided the same is not a sale or exchange for federal income tax purposes of all or substantially all of the Property (and the conveyance of such property in connection with foreclosure of any such mortgage or security interest or by deed in lieu thereof), (iii) the lease of the Property or portions thereof provided the same is not a sale or exchange for federal income tax purposes of all or substantially all of the Property, (iv) the exercise of all other rights of an owner with respect to the Property provided the same is not a sale or exchange for federal income tax purposes of all or substantially all of the Property, and (v) the sale, exchange or other disposition of the Property so long as the Partnership shall, concurrent with the occurrence of such an event, pay to KBLP an amount equal to the Liquidated Damages. If the Partnership shall have obtained an opinion of counsel (reasonably acceptable to KBLP) with respect to the determination as to whether a particular transaction will result in income or gain for federal income tax purposes by KBLP or is treated as a sale or exchange of all or substantially all of the Property for federal income tax purposes(although the Partnership shall not be required to do so), the determination set forth in such opinion shall be deemed conclusive for purposes of this Agreement. Any transaction prohibited pursuant to the provisions of this Section 5.8(a) is hereinafter referred to as a "Prohibited Sale".

        (b) In no event shall the Property be used other than as a resort or hotel prior to January 1, 2002 without the written consent of KBLP. Subject to the provisions of Section 5.8(a), no sale, exchange, lease or other disposition relating to the Property or any portion of it shall be entered into between the General Partner and any Affiliate of the General Partner if the same would adversely affect the value of KBLP's Partnership Interest.

        (c) Nonrecourse Liabilities shall be allocated to KBLP to the maximum extent permissible under Treasury Regulation ss. 1.752-3 and Revenue Ruling 95-41, 1995-23 I.R.B.5., and the Partnership shall at all times have nonrecourse indebtedness (as described in Treasury

Regulation ss. 1.752-l(a)(2)) so that KBLP is allocated indebtedness equal at least to the aggregate negative Capital Account of KBLP from time to time, but in no event less than the negative Capital Account of KBLP at the time of the contribution of the Property to the Partnership.

        (d) Prior to the Special Final Distribution to KBLP and the payment of the KBHA/PLT Note (as defined in the Contribution Agreement), the Partnership shall not incur secured debt that, in the aggregate, exceeds eighty percent (80%) of the fair market value of the Property from time to time, excluding debt to the Sonesta Partners or any of their Affiliates.

                                   ARTICLE VI

                                Financial Matters

        6.1 Books and Accounts. The General Partner shall, at the expense of the Partnership, keep or cause to be kept adequate books of account of the Partnership, which shall record and reflect all of the contributions to the capital of the Partnership and all of the income, expenses and transactions of the Partnership or at the Property. Such books of account shall be kept at the principal place of business of the Partnership. The General Partner shall determine the method of accounting utilized by the Partnership. The Limited Partners shall have the right, upon reasonable notice to the General Partner and during normal business hours, to examine and make copies of the books and records of the Partnership to the extent provided by the Act at the location at which such books and records are ordinarily kept, such examination and copying to be made at the expense of the Limited Partners.

        6.2 Accounting and Reports. At least once a year, the General Partner shall, at the expense of the Partnership, cause to be prepared and transmitted to each Partner a balance sheet and profit and loss statement of the Partnership relating to the prior fiscal year, which statements may be audited or unaudited in the sole and absolute discretion of the General Partner.

        6.3 Fiscal Year. The Partnership's fiscal year shall be the year, or portion thereof in the event of a partial year, ending December 31.

        6.4 Banking. All funds of the Partnership shall be deposited in a separate bank account or accounts as shall be determined by the General Partner. All withdrawals therefrom shall be made upon checks signed by the General Partner or by any person authorized to do so by the General Partner, or by wire transfer or cashier's checks effected by the General Partner or persons authorized to do so by the General Partner.

        6.5 Tax Returns. The General Partner shall cause to be prepared at the Partnership's expense the required Federal, state and local tax returns. As soon as practicable after the close of each fiscal year of the Partnership, the General Partner shall furnish a copy of Internal Revenue Service Form K-1 for such fiscal year to each Partner.

        6.6 Tax Elections. The General Partner shall be authorized to make on behalf of the Partnership any and all elections under the Code which are permitted to be made by the Partnership, including without limitation an election pursuant to Section 754 of the Code, but nothing herein shall be deemed to obligate the General Partner to make any such election.

        6.7 Tax Audits. The Partnership, through the General Partner, is authorized to cooperate with and to monitor the Internal Revenue Service in any audit that the Internal Revenue Service may conduct of the Partnership books and records and information or other returns filed by the Partnership for Federal income tax purposes. The Partnership, through the General Partner, may similarly cooperate with and monitor any audit by any state tax or other state or local governmental authority. The Partnership may prepare and file protests or other appropriate responses to such audits. All costs incurred in connection with the foregoing activities, including legal and accounting costs, shall be Partnership expenses. Neither the Partnership nor the General Partner shall be obligated to defend any Partner against any claim asserted by the Internal Revenue Service or state or local tax authority of additional tax liability arising out of the ownership of its Partnership Interest.

        6.8 Designation of Tax Matters Partner. The General Partner is hereby authorized to designate the Tax Matters Partner of the Partnership (which could be the General Partner) as provided in regulations pursuant to Section 6231 of the Code. Each Partner by the execution of this Agreement consents to such designation of the Tax Matters Partner and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.

        6.9    Duties of Tax Matters Partner.

        (a) To the extent and in the manner provided by applicable law and regulations, the Tax Matters Partner shall furnish the name, address, profits, interest and taxpayer identification number of each Partner, including any Substitute Limited Partner, to the Secretary of the Treasury or his delegate (the "Secretary").

        (b) To the extent and in the manner provided by applicable law and regulations, the Tax Matters Partner shall keep each Partner informed of the administrative and judicial proceedings for the adjustment at the Partnership level of any item required to be taken into account by a Partner for income tax purposes (such administrative proceedings referred to hereinafter as a "tax audit" and such judicial proceeding referred to hereinafter as "judicial review").

        (c) If the Tax Matters Partner, on behalf of the Partnership, receives a notice with respect to a Partnership tax audit, the Tax Matters Partner shall forward a copy of such notice to the Partners who hold or held an interest in the profits or losses of the Partnership for the taxable year to which the notice relates.

        6.10 Authority of Tax Matters Partner. The Tax Matters Partner is hereby authorized, but not required:

        (a) To enter into any settlement with the Internal Revenue Service or the Secretary with respect to any tax audit or judicial review in which agreement the Tax Matters Partner may expressly state that such agreement shall bind the other Partners except that such settlement agreement shall not bind any Partner who (within the time prescribed pursuant to the Code) files a statement with the Secretary that the Tax Matters Partner shall not have the authority to enter into a settlement agreement on the behalf of such Partner;

        (b) In the event that a notice of a final administrative adjustment of any item required to be taken into account by a Partner for tax purposes (a "final adjustment") is mailed to the Tax Matters Partner, to seek judicial review of such final adjustment including, but not limited to, the filing of a petition for readjustment with the Tax Court, the District Court of the United States for the district in which the Partnership's principal place of business is located or the United States Court of Claims;

        (c) To intervene in any action brought by another Partner for judicial review of a final adjustment;

        (d) To file a request for an administrative adjustment with the Secretary at any time and, if any part of such request is not allowed by the Secretary, to file a petition for judicial review with respect to such request;

        (e) To enter into an agreement with the Internal Revenue Service to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes or an item affected by such item; and

        (f) To take any other action on behalf of the Partners or the Partnership in connection with any tax audit or judicial review to the extent permitted by applicable law or regulations.

        6.11 Expenses of Tax Matters Partner; Conflicts of Interest. The Partnership shall indemnify and reimburse the Tax Matters Partner for all claims, liabilities, losses, expenses and damages (including but not limited to legal and accounting fees) incurred in connection with any administrative or judicial proceeding with respect to the Partnership or the tax liability of the Partners relating thereto. Neither the General Partner, nor any Affiliate, nor any other person, shall have any obligation to provide funds for such purpose. The taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the Tax Matters Partner and the provisions on limitation of liability and indemnification set forth in Sections
5.5 and 5.6 shall be fully applicable to the Tax Matters Partner with respect to any actions taken or required to be taken by it in its capacity as such. It is further acknowledged that the interests of the Limited Partners may from time to time be inconsistent with the interests of other Partners, including the Tax Matters Partner, and nothing herein shall be deemed to create any obligation on the part of the Tax Matters Partner to take into account any such inconsistent or conflicting interests except as expressly provided herein.

                                   ARTICLE VII

                                Power of Attorney

        7.1 Grant of Power. Each Limited Partner (including any Substitute Limited Partner) hereby designates and appoints the General Partner and, with respect to any corporate General Partner (or the corporate general partner or manager of any General Partner), the President (or the chief executive officer, however designated), Vice President and the Secretary thereof, and each of them, as his or its attorney-in-fact with power of substitution to act in his or its name and on his or its behalf in the execution, acknowledgment and filing of documents as follows:

        (a) Certificates of Limited Partnership, as well as amendments thereto, under the laws of the State of Delaware and the laws of any other states in which such a certificate is required to be filed;

        (b) Any other instrument that may be required to be filed, or that the General Partner deems advisable to file, by the Partnership under applicable law;

        (c) Any documents that may be required to effect the reorganization and continuation of the Partnership, the amendment of this Agreement, the admission of any additional or Substitute Limited Partner or the dissolution and termination of the Partnership, provided such reorganization, continuation, amendment, admission or dissolution and termination is in accordance with the terms of this Agreement; and

        (d) Any and all such other documents and instruments as may be deemed necessary or desirable by the General Partner to carry out fully the provisions of this Agreement in accordance with its terms and any amendments or modifications thereof and any certificates, instruments or other documents relating thereto.

        7.2 Nature of Power. The power of attorney granted by each Limited Partner in Section 7.1:

        (a) Is a special power of attorney coupled with an interest and is irrevocable and shall survive the disability, dissolution, liquidation or cessation of the existence as a legal entity of a Limited Partner;

        (b) May be exercised by the General Partner, or appropriate officer thereof or of the general partner or manager thereof, for each Limited Partner by a facsimile signature of such person or by listing each Limited Partner executing any instrument with a facsimile signature of such person acting as attorney-in-fact for all of them; and

        (c) Shall survive the delivery of any assignment by a Limited Partner of the whole or any portion of his or its Partnership Interest in the Partnership except that where the assignee thereof has been approved by the General Partner for admission to the Partnership as a Substitute Limited Partner the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling the General Partner to execute, acknowledge and file any instrument necessary to effect such substitution.

        7.3 Effect of this Article. This Article VII does not supersede any other section of this Agreement, nor is it to be used to deprive any Limited Partner of its rights under this Agreement, but is intended only to provide a simplified system for the execution of documents.

                                  ARTICLE VIII

                    Transfer of General Partnership Interest

        8.1    Withdrawal of General Partner.

        (a) Subject to the provisions of Sections 4.11, 5.8 and 8.3, a General Partner shall be entitled to sell, transfer or assign its Partnership Interest as General Partner to a Qualified Person at any time with the consent of the other General Partner(s), if any (without Limited Partner approval).

        (b) Subject to the provisions of Section 4.11 and 5.8, substitutions of one person for another person as a General Partner may be made by the General Partner at any time with the consent of the other General Partner(s), if any (without Limited Partner approval) provided the substituted person is a Qualified Person.

        (c) In the event that a General Partner withdraws from the Partnership or sells, transfers or assigns its entire Partnership Interest, the withdrawing, selling, transferring or assigning General Partner shall be, and shall remain, liable for all obligations and liabilities incurred by the Partnership for which the General Partners were liable before such withdrawal, sale, transfer or assignment shall have become effective but shall be free of any obligation or liability incurred on account of the activities of the Partnership from and after the time such withdrawal, sale, transfer or assignment shall have become effective.

        (d) Subject to the provisions of Section 3.6, the General Partner may at any time designate additional persons to be General Partners, whose Partnership Interest shall be such as are agreed upon by the General Partner and such additional persons. Such additional persons shall become successor or additional General Partners only upon meeting the conditions provided in Sections 8.2(a) and (b).

        8.2 Admission of a Successor or Additional General Partner. A person shall be admitted as a General Partner of the Partnership only if the following terms and conditions are satisfied:

        (a) The successor person shall have accepted and agreed to be bound by the terms and provisions of this Agreement by executing a counterpart hereof and such other documents or instruments as the General Partner deems required or appropriate in order to effect the admission of such person as a General Partner; and

        (b) If the successor person is a corporation, partnership or other entity, it shall have provided the Partnership with evidence satisfactory to counsel for the Partnership of its authority to become a General Partner and to be bound by the terms and provisions of this Agreement.

        8.3 Effect of Bankruptcy, Death, Withdrawal, Dissolution or Incompetency of a General Partner.

        (a) In the event of the Bankruptcy, death, withdrawal, dissolution or incompetency of the General Partner, the Partnership shall be dissolved unless those Partners holding a majority in interest of the remaining Partnership Percentages elect to continue the business of the Partnership within ninety (90) days after such event.

        (b) Upon the Bankruptcy, death, withdrawal, dissolution or incompetency of the General Partner where the business of the Partnership is continued in accordance with Section 8.3(a), such General Partner shall immediately cease to be a General Partner and its Partnership Interest shall be converted to that of a Limited Partner with the same rights under Article IV to share in the Net Profits and Losses, Net Cash Flow and proceeds from liquidation of the Partnership. Nothing in this Section 8.3(b) shall affect any rights or liabilities of the Bankrupt, deceased, withdrawn, dissolved or incompetent General Partner which matured prior to the Bankruptcy, death, withdrawal, dissolution or incompetency of such General Partner.

        (c) If, at the time of the Bankruptcy, death, withdrawal, dissolution or incompetency of a General Partner, such General Partner was not the sole General Partner of the Partnership, the remaining General Partner or Partners shall (i) give Notice to the Limited Partners of such Bankruptcy, death, withdrawal, dissolution or incompetency and (ii) make such amendments of this Agreement and execute and file for recordation such other documents or instruments as are necessary to reflect the conversion of the Partnership Interest of the Bankrupt, deceased, withdrawing, dissolved or incompetent General Partner in accordance with Section 8.3(b).

                                   ARTICLE IX

                    Transfer of Limited Partnership Interest

        9.1    Restrictions on Transfer of Limited Partners' Interests.

        (a) Except as provided in Section 9.4, no Limited Partner shall offer, sell, assign, hypothecate, pledge or otherwise transfer in whole or in part its Partnership Interest without the prior written consent of the General Partner, which may be given or withheld in the sole discretion of the General Partner.

        (b) As a condition to the granting of its consent to a sale, transfer, assignment, hypothecation or pledge of any Partnership Interest, the General Partner may, but shall not be obligated to, require that it receive an opinion of counsel satisfactory to it that such proposed disposition or hypothecation
(i) may be effected without registration of the Partnership Interest under the Securities Act of 1933, as amended, (ii) would not be in violation of any applicable State securities or "Blue Sky" law (including investment suitability standards), and (iii) would not cause a termination of the Partnership for Federal income tax purposes or result in the imposition of any transfer tax pursuant to applicable law.

        (c) In no event shall a Limited Partner's Partnership Interest or any portion thereof be sold, assigned or transferred to a minor or incompetent unless by will or intestate succession.

        9.2    Admission of Substitute Limited Partner.

        (a) Notwithstanding the other provisions of this Article IX, an assignee of the Partnership Interest of a Limited Partner (which shall be understood to include any purchaser, transferee, donee or other recipient of any disposition of such Partnership Interest) shall be deemed admitted as a Limited Partner of the Partnership (sometimes referred to as a "Substitute Limited Partner") only upon the satisfactory completion of the following:

               (i) Consent of the General Partner shall have been given, which consent may be evidenced by the execution by the General Partner of a Certificate evidencing the admission of such person as a Limited Partner and which consent may be given or withheld in the General Partner's sole discretion;

               (ii) The assignee shall have accepted and agreed to be bound by the terms and provisions of this Agreement by executing a counterpart hereof and such other documents or instruments as the General Partner may require in order to effect the admission of such person as a Limited Partner;

               (iii) The assignee shall have delivered a letter containing a representation that acquisition of its Partnership Interest is made as a principal for its own account for investment purposes only and not with a view to the resale or distribution of such Partnership Interest.

               (iv) If the assignee is a corporation, partnership or other entity, the assignee shall have provided the General Partner with evidence satisfactory to counsel for the Partnership of its authority to become a Limited Partner under the terms and provisions of this Agreement;

               (v) The assignee shall have executed a power of attorney acceptable to the General Partner containing the terms and provisions set forth in Article VII; and

               (vi) The assignee shall have paid all reasonable legal fees and administrative costs of the Partnership and the General Partner and filing and publication costs in connection with his or its substitution as a Limited Partner.

        (b) A Substitute Limited Partner shall be treated as having become, and appearing in the records of the Partnership as, a Partner as of the day the conditions set forth in Section 9.2(a) are satisfied.

        (c) Any Limited Partner who shall assign all of his or its Partnership Interest shall cease to be a Limited Partner of the Partnership except that unless and until a Substitute Limited Partner is admitted in his or its stead and place such assigning Limited Partner shall retain the statutory rights of an assignor of a limited Partnership Interest under the Act (as modified by this Agreement) and retain the obligations of a Limited Partner under the Act and this Agreement.

        9.3    Rights of Assignee of Partnership Interest.

        (a) The rights of an assignee of his or its Partnership Interest who does not become a Substitute Limited Partner shall be limited to receipt of his or its share of Net Profits and Net Losses and Net Cash Flow pursuant to Article IV and distributions upon liquidation and dissolution as determined under
Article X.

        (b) The Partnership shall not be obligated for any purposes whatsoever to recognize the assignment by any Limited Partner of his or its Partnership Interest as permitted hereunder unless and until the Partnership has received notice thereof, which notice must include such information and documentation with respect to the assignment as the General Partner may reasonably require.

        (c) Any person who is the assignee of all or any portion of a Limited Partner's Partnership Interest but does not become a Substitute Limited Partner and desires to make a further assignment of such Partnership Interest shall be subject to all the provisions of this Article IX to the same extent and in the same manner as any Limited Partner desiring to make an assignment of his or its Partnership Interest.

        9.4 Effect of Bankruptcy, Death or Incompetence of a Limited Partner. The Bankruptcy of a Limited Partner or the death of a Limited Partner or an adjudication that a Limited Partner is incompetent (which term shall include, but not be limited to, insanity) shall not cause the termination or dissolution of the Partnership and, in such case, the business of the Partnership shall continue. If a Limited Partner becomes Bankrupt, the trustee or receiver of his or its estate or, if he dies, his executor, administrator or trustee or if he is adjudicated incompetent, his committee, guardian or conservator, shall have the rights of an assignee hereunder but shall not become a Substitute Limited Partner except in accordance with the terms of Section 9.2.

                                    ARTICLE X

                           Dissolution and Liquidation

        10.1 Liquidation. In the event of the termination of the Partnership pursuant to Section 2.6, the General Partner (or if there be none, then a liquidation committee ("Liquidation Committee") appointed by the Limited Partners owning, in the aggregate, a majority in interest of the Partnership Percentages then held by the Limited Partners), shall commence to wind up the affairs of the Partnership and to liquidate its assets. Subject to the provisions of Section 5.8, the General Partner (or the Liquidation Committee) shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Partnership property pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. In the event that the General Partner (or the Liquidation Committee) determines, in its sole and absolute discretion, that it is necessary or (subject to the provisions of Section 5.8) desirable to make a distribution of Partnership property in kind, such property shall be transferred and conveyed to the Partners so as to vest in each as a tenant in common an undivided interest in the whole of said property equal to his or its interest in the distribution of proceeds pursuant to Section
10.2. Subject to the provisions of Section 10.2, in the event of the sale of Partnership assets for a consideration including, in whole or in part, deferred obligations, the liquidation of the Partnership shall not be deemed finally terminated until the Partnership shall have sold all or substantially all of its assets for cash or received cash payments in full with respect to all deferred obligations received by the Partnership in connection with the sale of Partnership assets.

        10.2 Distribution of Proceeds. The net proceeds resulting from the liquidation of the Partnership's properties following a dissolution of the Partnership shall be distributed to the Partners and applied in the following order of priority (except as provided in Section 4.9):

        (a) first, to the payment of the debts and liabilities of the Partnership (other than debts and liabilities owed to the General Partner or any of its Affiliates);

        (b)    second, to the payment of Liquidated Damages, if any;

        (c) third, to the payment of the debts and liabilities of the Partnership to the General Partner or any of its Affiliates;

        (d) fourth, to the setting up of any Reserves that the General Partner or the Liquidation Committee deems reasonably necessary, in its sole and absolute discretion, to provide for any contingent or unforeseen liabilities or obligations of the Partnership (it being understood however, that any funds so reserved shall be distributed in accordance with the provisions of this Section
10.2 after the obligation for which the Reserve was established has been satisfied); and

        (e) the balance, if any, to the Partners in accordance with their positive Capital Account balances determined after (i) taking into account all Capital Account adjustments for the taxable year during which the dissolution occurs (other than those made pursuant to this Section 10.2(c)) and (ii) revaluing all Partnership property to be distributed to the Partners at its Gross Asset Values in accordance with the rules of Treas. Reg. Section 1.704-l(b)(2)(iv)(f) (except that for purposes hereof, KBLP shall be entitled to no more than an amount equal to the KBLP Distribution plus KBLP's share of undistributed Net Profits previously allocated to KBLP).

        In the event the Partnership is "liquidated" within the meaning of
Section 1.704-l(b)(2)(ii)(g) of the Regulations, such amounts shall be distributed by the end of the taxable year in which the liquidation occurs or, if later, within 90 days of such liquidation (the "Timing Requirement") and no Partner shall have any obligation to restore a deficit in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), no such deficit being considered a debt owed to the Partnership or any other person for any purpose whatsoever.

        If the General Partner (or the Liquidating Committee, as the case may be) in its sole and absolute discretion determines that the Timing Requirement shall not be met, all or any portion of the distributions that would otherwise be made to the Partners pursuant to Section 10.2 may be distributed to the General Partner (or the Liquidating Committee, as the case may be) in trust for the benefit of the Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership. The assets of any such trust shall be distributed to the Partners from time to time, in the sole and absolute discretion of the General Partner (or the Liquidating Committee, as the case may be), in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to this Agreement.

        10.3 Accounting. Within a reasonable time following the completion of the liquidation of the Partnership's properties, the General Partner (or the Liquidation Committee) shall supply to each of the Partners a statement setting forth the assets and the liabilities of the Partnership as of the date of completion of liquidation and each Partner's pro rata portion of distribution pursuant to Section 10.2.

        10.4 Certificate of Cancellation. Upon the completion of the liquidation of the Partnership and the distribution of all Partnership funds, the Partnership shall terminate and the General Partner (or the Liquidation Committee) shall have the authority to execute and file a Certificate of Cancellation of the Partnership as well as any and all other documents required to effectuate the dissolution and termination of the Partnership.

        10.5 Right Limited To Partnership Assets. Each Partner shall look solely to the assets of the Partnership for all distributions with respect to the Partnership, the return of his or its capital contribution thereto and his or its share of Net Cash Flow and shall have no recourse therefor, upon dissolution or otherwise, against any other Partner except as provided in the last paragraph of Section 10.2. No Partner shall have any right to demand or receive property other than cash upon dissolution and termination of the Partnership.

                                   ARTICLE XI

                                   Amendments

        11.1 Right of General Partner to Amend. Subject to Sections 3.6, 5.8 and 11.2, the General Partner may from time to time amend this Agreement as the General Partner deems advisable, in its sole and absolute discretion, without seeking or obtaining the approval or consent of any Limited Partner and may execute counterparts to this Agreement, and such other documents as it deems appropriate to reflect such amendment on behalf of each Limited Partner pursuant to the Power of Attorney granted by Article VII hereof.

        11.2 Limitations on Amendments. Notwithstanding the provisions of
Section 11.1, no amendment to this Agreement may:

               (i) enlarge the obligations of any Partner under this Agreement or convert the Partnership Interest of any Limited Partner into the Partnership Interest of a General Partner or modify the limited liability of any Limited Partner without the consent of such Partner;

               (ii) subject to the provisions of Section 3.6, alter the rights of any Partner in Net Profits and Net Losses, Net Cash Flow or liquidation proceeds, without the consent of such Partner;

               (iii) cause the Partnership to be taxable as a corporation without the consent of all Partners;

               (iv) amend Sections 4.11, 5.8, 11.1 or 11.2 without the consent of KBLP;

               (v) amend this Article XI without the consent of all Partners; or

               (vi) amend this Agreement in any other respect if the effect of such amendment would materially adversely effect KBLP's rights and benefits hereunder.

        11.3   Amendments on Admission or Withdrawal of Partners.

        (a) If this Agreement shall be amended as a result of adding or substituting a Limited Partner, the amendment to this Agreement shall be signed by the General Partner and by the person to be substituted or added.

        (b) If this Agreement shall be amended to reflect the designation of an additional or successor General Partner, such amendment shall be signed by the other General Partner(s), if any, and by such additional or successor General Partner.

        (c) If this Agreement shall be amended to reflect the withdrawal of a General Partner and the business of the Partnership is continued, such amendment shall be signed by the remaining or successor General Partner(s).

        (d) Notwithstanding the foregoing, no amendment to this Agreement shall, without KBLP's consent, adversely affect KBLP's rights to Liquidated Damages in the circumstances described in Sections 4.11 and 5.8, or to receive the Special Final Distribution in the event of an election by the Partnership to make such a distribution as set forth in Section 4.9.

        11.4 Management of the Partnership. No Limited Partner shall take part in the management or control of the business of the Partnership or transact any business in the name of the Partnership. No Limited Partner shall have the power or authority to bind the Partnership or to sign any Agreement or document in the name of the Partnership. No Limited Partner shall have any power or authority with respect to the Partnership except insofar as the consent of the Limited Partner shall be expressly required herein.

                                   ARTICLE XII

                               General Provisions

        12.1 Notices. All notices required or permitted to be given hereunder shall be in writing and addressed to the addressee at the addresses set forth on the signature pages hereto or to such other address as the addressee shall have previously notified the sender of in writing. Personal or overnight mail delivery, facsimile communication or the mailing of a notice by registered or certified mail, return receipt requested, shall be sufficient service and shall be effective as of the date upon which it is delivered (or delivery is refused or postal authorities designate the notice as non-deliverable, as the case may
be) in the case of personal or overnight mail delivery or certified or registered mail or upon receipt of confirmed answerback in the case of facsimile transmission.

        12.2 Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to its conflicts of law principles.

        12.3 Headings. The headings of the articles and sections of this Agreement are inserted for convenience only and are not to be deemed to constitute a part of this Agreement.

        12.4 Additional Documents. Each of the parties hereto agrees to execute, acknowledge and verify, if required to do so, any and all further or additional documents as may be reasonably necessary to fully effectuate the terms of this Agreement.

        12.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

        12.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs or other successors and the permitted assigns of the respective Partners.

        12.7 Waiver. The waiver of any breach of any term, covenant or condition of this Agreement by any of the parties hereto shall not constitute a continuing waiver or a waiver of any subsequent breach, either of the same or any other additional or different term, covenant or condition of this Agreement.

        12.8 Severability. The parties hereby agree that in the event any court of competent jurisdiction determines that any provision of this Agreement is unlawful or unenforceable then, in that event, each and all remaining provisions shall remain in full force and effect.

        12.9 Merger. This Agreement, together with the Contribution Agreement, sets forth (and is intended by all parties to be an integration of) all of the promises, agreements and understandings among the parties hereto with respect to the Partnership, the Partnership business and the property and assets of the Partnership, and there are no promises, agreements or understandings, oral or written, express or implied, among them other than as set forth or therein.

        12.10 Pronouns. All the pronouns and variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

        12.11 Certificate of Limited Partnership and Amendments. Upon written request of any Limited Partner, the General Partner shall deliver to such Limited Partner copies of any Certificate of Limited Partnership, Certificate of Amendment, Restated Certificate of Limited Partnership or Certificate of Cancellation filed pursuant to the Act in respect of the Partnership.

        12.12  [Intentionally Deleted]

        12.13 Signatures. Each Limited Partner, Substitute Limited Partner, additional General Partner and successor General Partner shall become a signatory hereto by signing such number of counterpart signature pages to this Agreement and such other instrument or instruments in such manner and at such time as the General Partner shall determine. By so signing, each Limited Partner, Substitute Limited Partner, successor General Partner or additional General Partner, as the case may be, shall be deemed to have adopted and be bound by all provisions of this Agreement, as amended from time to time; provided, however, no such counterpart shall be binding unless and until it shall have been accepted by the General Partner.

        IN WITNESS WHEREOF the undersigned have executed this Agreement on the day and year first above written.

GENERAL PARTNER:

FLORIDA SONESTA CORPORATION,                       200 Clarendon Street
a Florida corporation                              Boston, Massachusetts 02116
                                                   Attn: Peter J. Sonnabend
                                                   Facsimile No.: (617) 421-5402
By:
    -----------------------------
      Its
           ----------------------

                                                   With a copy to:
                                                   Bell, Boyd & Lloyd
                                                   Three First National Plaza
                                                   Suite 3300
                                                   Chicago, Illinois 60602
                                                   Attn: David F. Heroy
                                                   Facsimile No.: (312) 372-2098

LIMITED PARTNERS:

KEY BISCAYNE LAND CORPORATION,                     200 Clarendon Street
a Florida corporation                              Boston, Massachusetts 02116
                                                   Attn: Peter J. Sonnabend
                                                   Facsimile No.: (617) 421-5402
By:
    -----------------------------
      Its
           ----------------------

                                                   With a copy to:

                                                   Bell, Boyd & Lloyd
                                                   Three First National Plaza
                                                   Suite 3300
                                                   Chicago, Illinois 60602
                                                   Attn: David F. Heroy
                                                   Facsimile No. (312) 372-2098

KEY BISCAYNE LIMITED                         c/o Strategic Realty Advisors, Inc.
PARTNERSHIP,                                 630 Dundee Road
a Florida limited partnership                Suite 220
                                             Northbrook, Illinois 60062
By:   Key Biscayne Beach Hotel               Attn:  Joel A. Stone,
      Associates, Ltd., a                    President and Chief
      Florida limited                        Executive Officer
      partnership                            Facsimile No. (847) 714-9696

By:   VMS Realty Investment,                 With a copy to:
      Ltd., an Illinois limited
      partnership, a general                 Mr. Mark Mehlman
      partner                                Sonnenschein, Nath & Rosenthal
                                             8000 Sears Tower
      By:                                    233 South Wacker Drive
         -----------------------             Chicago, Illinois  60606
                                             Facsimile No. (312) 876-7934